Exhibit 99.1
Isabella Bank Corporation Announces Executive Succession Plans
CEO Evans to retire; Schwind elected CEO; McDonnell to become President

MT. PLEASANT, Mich., April 28, 2023 -- Sarah R. Opperman, Chair of Isabella Bank Corporation, announced today that Jae A. Evans will retire as President and Chief Executive Officer, effective January 2024.

The Board of Directors has elected Jerome E. Schwind, currently President of Isabella Bank, as the new President and CEO of Isabella Bank Corporation and CEO of Isabella Bank, effective January 2024. The Board also named Neil M. McDonnell, currently Chief Financial Officer, to replace Schwind as the Bank President at that time.

Evans has been CEO since January 2014. He will continue to leverage his 47 years of banking experience as a member of both the corporate and bank Boards of Directors. During his tenure as CEO, Evans has led the corporation to record earnings and assets, an expanded geographic footprint and new, state-of-the-art online banking services.

“Jae has been a strong, effective leader,” Opperman said. “We are thankful for his steady leadership, especially during the last several years of volatility in the economy and our industry. Isabella Bank has remained strong and grown through it all.”

The Bank has a robust succession planning process, investing in the development of leaders and employees throughout the organization. Opperman said the Board conducted a thorough review of the executive team and is confident in its outstanding leadership and experience.

“Jerome has been with Isabella Bank 24 years, and we are confident in his ability to guide our strategic direction as a preeminent, independent community bank,” Opperman said. “Likewise, Neil’s 30 years of banking experience and impressive leadership skills are widely respected.

“These appointments reflect the Board’s commitment to choose executives who possess the vision, experience and agility to best serve our customers and enhance shareholder value,” Opperman said. “The Board, Jae, Jerome and Neil all share an unwavering commitment to community banking.”

Evans has been with Isabella Bank 15 years, guiding the corporation beyond $2 billion in assets, up from $1.5 billion when he took the reins as CEO. Deposits climbed from $1.04 billion to $1.74 billion and loans rose from $808 million to $1.26 billion. Earnings per share went from $0.38 to $2.95.

Evans started as President of the Bank’s Greenville Division and then served as Chief Operations Officer before becoming CEO. While retiring was not an easy decision, he said Schwind, McDonnell and the full Isabella Bank team will do well in furthering the Bank’s 120-year history.

“Our success is a reflection of our customers, shareholders, the communities we serve and each of our nearly 400 employees who deliver quality service and customer support every day,” Evans said.

“It is incredibly rewarding to help individuals, families, businesses and communities reach milestones, weather challenges and excel,” he said. “We’ve certainly adapted our products and services to fit customers’ changing needs, yet it’s our core values and lasting, personal connections that differentiate Isabella Bank from its competitors.”

Highly regarded in the industry, Evans is a board member and former chair of The Community Bankers of Michigan. He is Chair of the Board of Directors of United Bankers’ Bancorporation, Inc. and United Bankers’ Bank, which was the nation’s first bankers’ bank and serves more than 1,000 community banks across the country. Evans also serves on the Safety and Soundness Committee of the Independent Community Bankers of America, as well as being a member of the Central Michigan University Advancement Board.

Schwind has been President of Isabella Bank since 2015, previously serving as its Executive Vice President and Chief Operations Officer, and Mecosta Division President. He has played an instrumental role in technology advancements and geographic expansion, which are key elements of the bank’s strategic plan. He also maintains a deep understanding of the seven counties served by the Bank’s 30 branches.

An ardent champion of community banking and local residents, families and businesses, Schwind serves on a number of area boards. He is Board Chair of the Middle Michigan Development Corporation, based in Mt. Pleasant, and is on the board of the Great Lakes Bay Regional Alliance, which supports collaboration and initiatives to improve economic vitality and quality of life across central Michigan. Schwind has been Vice Chair of the Mecosta County Medical Center, chair of Leadership Mecosta, and a member of the Big Rapids Area Industrial Development Corporation and Mecosta County Economic Development Corporation. He has been both a Kiwanis and Rotary Club member.

Schwind is Chair of the Michigan Bankers Association and a member of its Perry School of Banking Board. He also has been a member of the association’s Grassroots Advocacy Committee.

McDonnell has been CFO since joining Isabella Bank in 2018 and has led a number of initiatives that have driven the Bank’s strategic plan and improved key metrics, including shareholder value. They include the company’s stock buyback program, reducing high-cost borrowings, and raising capital without issuing additional shares. He also leads Isabella Wealth, the Bank’s investment and trust management business, which has grown more than 15% since 2020.

McDonnell is a member of the Mid-Michigan Industries Board of Directors and volunteers with the Habitat for Humanity of Isabella County Finance Committee. He has more than 30 years of banking experience. He previously worked in the eastern United States in roles such as CFO, controller, treasurer, compliance and risk officer, and director of finance at large international banks, local community banks and de novo banks.

Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 120 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm and Saginaw.